Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (no. 333-224884) and Form S-8 (no. 333-183199) of Mackinac Financial Corporation, of our report dated March 11, 2020 on the financial statements of Mackinac Financial Corporation and Subsidiaries for the year ended December 31, 2019, appearing in this Form 10-K.

/s/Plante & Moran, PLLC

Grand Rapids, Michigan

March 11, 2020